EXHIBIT 2
LIMITED POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that Maitland Trustees Limited, a trust company licensed under the British Virgin Islands Banks and Trust Companies Act 1990, having its registered address at 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands, in its capacity as Trustee, of the Tarragona Trust, a trust established under the laws of the British Virgin Islands (the “Trustee” and the “Trust” respectively), hereby appoints Jared Bluestein as the true and lawful Attorney-in-Fact of the Trustee (the “Attorney-in-Fact”), to act for and on behalf of and in the name, place and stead of the Trustee and only on the specific advice of USA legal counsel:
(i)	to prepare, execute and file, for and on behalf of the Trustee, in its capacity as trustee of the Tarragona Trust, any and all documents and filings that are required or advisable to be made with the United States Securities and Exchange Commission, any stock exchange or similar authority, under Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including without limitation any Joint Filing Agreement under Rule 13d-1(k) of the Exchange Act (or any successor provision thereunder), Schedule 13D, Schedule 13G, Form 3, Form 4, Form 5 (or any successor schedules or forms adopted under the Exchange Act) and any amendments to any of the foregoing (collectively, the “Exchange Act Filings”);

(ii)	to do and perform any and all acts and take any other action of any type whatsoever in connection with the foregoing which, in the opinion of any Attorney-in-Fact, may be of benefit to, in the best interest of, or legally required by, the Trustee, it being understood that the documents executed by the Attorney-in-Fact on behalf of the Trustee, in its capacity as trustee of the Tarragona Trust, pursuant to this Limited Power of Attorney shall be in such form and shall contain such terms and conditions as the Attorney-in-Fact may approve in the Attorney-in-Fact’s discretion.
     The undersigned hereby grants to the Attorney-in-Fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the Trustee might or could do if personally present, hereby ratifying and confirming all that the Attorney-in-Fact shall lawfully do or cause to be done by virtue of this Limited Power of Attorney and the rights and powers herein granted.
     The Attorney-in-Fact shall have no power of substitution and shall be obliged to furnish the Trustee with copies (which may be provided via electronic mail to the Trustee’s designee) of each and every document prepared, executed and filed under this power of attorney prior to or simultaneously with such filing.
     This Limited Power of Attorney will remain effective until revoked by the Trustee.
     This Limited Power of Attorney shall be governed by and construed in accordance with the laws of the British Virgin Islands, without giving effect to any principles of conflicts of laws.

     IN WITNESS WHEREOF, the Trustee has caused its name to be hereto signed as a deed and these presents to be acknowledged by its duly elected and authorized officer this 23rd day of June 2006.

Executed as a deed by		)

Maitland Trustees Limited		)

Acting by:	/S/ Rory Charles Kerr	)

Director:	Rory Charles Kerr	)

Director/ Secretary:	/S/ Lucy Woolwough	)

In the presence of:		)

Witness 1:	/S/ Olivia Henry	)

Name and title	Miss Olivia Mary Henry	)

Witness 2:	/S/ Hermanus Roelof Willem Troskie	)

Name and title	Hermanus Roelof Willem Troskie	)

WITNESS my hand and official seal.

	/S/ Colin Charles Bird	)

Notary Public